Exhibit 99.1

MAGUIRE PROPERTIES ELECTS NEW BOARD MEMBERS

LOS ANGELES, May 26, 2009 -- Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it has expanded its board and elected two directors.

The Board of Directors of the Company has been temporarily increased to nine members and Michael J. Gillfillan and Joseph P. Sullivan have been elected to fill the new directorships created on the Board.

Mr. Gillfillan currently serves as Partner of Meriturn Partners, a private equity fund that purchases controlling interests in distressed middle market manufacturing and distribution companies.  He is the retired Vice Chairman and Chief Credit Officer of Wells Fargo Bank, NA, where he was responsible for all facets of credit risk management, including direct oversight of the loan workout units that had peak problem assets in excess of $7 billion.  During his tenure at Wells Fargo Bank, Mr. Gillfillan also served as Vice Chairman and Group Head of the Commercial & Corporate Banking Groups and Executive Vice President, Loan Adjustment Group where he was responsible for marketing and servicing all bank loans, deposits and capital market products as well as managing the loan workout function for the bank.

Mr. Sullivan currently serves as a director of HCP, Inc., the fifth largest REIT and a member of the S&P 500.   He serves as Chairman of its finance committee and pricing committee.  During his tenure, HCP, Inc. has completed in excess of $10 billion of debt and equity financings to support its internal growth and acquisitions. He is also Chairman of the Board of Advisors of RAND Health, the largest nonprofit institution dedicated to emerging health policy issues.  He is the retired Chairman and CEO of Protocare, Inc, a clinical trials and pharmaceutical industry consulting firm.  Prior to joining Protocare, he served as Chairman and CEO of American Health Properties, Inc., a New York Stock Exchange REIT specializing in health care property investments.  Previously he had been an investment banker with Goldman, Sachs & Co. for 20 years.

Further, with respect to the 2009 Annual Meeting of Stockholders of the Company, the Nominating and Corporate Governance Committee of the Board will nominate and recommend current directors Christine N. Garvey, Nelson C. Rising, George A. Vandeman, Paul M. Watson and David L. Weinstein as well as Messrs. Gillfillan and Sullivan for re-election to the Board.  Jonathan M. Brooks and

Cyrus S. Hadidi have chosen not to stand for re-election and the Board will be reduced to seven members.

Mr. Rising, President and Chief Executive Officer of Maguire, commented, “During the last year, we have taken a series of steps to better position this Company for the future and we continue to make progress despite the challenging current economic conditions.  We are working diligently on the initiatives we have underway to deliver value for our stockholders.  We greatly appreciate the service from our departing Board members and very much look forward to the contributions of our new Board members, whose expertise and professional related experience will be particularly valuable at this time given the Company’s focus.”

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: risks associated with the negative impact of the current credit crisis and economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2009 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti Senior Vice President, Investor and Public Relations (213) 613-4558